Exhibit 99.1

For Immediate Release

SAIC Appoints New Chief Financial Officer

Prabu Natarajan joins SAIC Executive Leadership Team

RESTON, VA—(Business Wire)—Science Applications International Corp. (NYSE: SAIC) today announced the appointment of Prabu Natarajan as executive vice president and chief financial officer, effective January 4, 2021. Natarajan will report to CEO Nazzic Keene and will succeed Charlie Mathis, who announced his retirement earlier this year.

Natarajan joins SAIC from Northrop Grumman Corporation, a global aerospace and defense company, where he has served in a variety of financial, tax and management roles since 2011. Most recently, he has served as the vice president for financial strategy & planning, vice president for M&A, and acting vice president of tax. Previously, he served as the chief financial officer for the Information Systems business and as corporate vice president and treasurer.

“We are excited to welcome Prabu to our executive leadership team. We are confident that his leadership and impressive track record of success as a finance executive in the aerospace, defense and technology markets, as well as his ability to successfully execute on growth strategies, will bring tremendous value to our team as we execute our long-term growth strategy, advance our positions in key markets and deliver strong program performance,” said Keene.

After earning his Bachelor of Laws degree from the University of Madras, India, and a Masters of Law from Harvard Law School, he held positions at PricewaterhouseCoopers LLP and senior roles at AES Corporation. He has extensive experience in strategic planning, long range financial and business operations planning, finance and accounting, mergers and acquisitions, and building and managing successful finance organizations.

About SAIC

SAIC® is a premier Fortune 500® technology integrator driving our nation’s digital transformation. Our robust portfolio of offerings across the defense, space, civilian, and intelligence markets includes secure high-end solutions in engineering, IT modernization, and mission solutions. Using our expertise and understanding of existing and emerging technologies, we integrate the best components from our own portfolio and our partner ecosystem to deliver innovative, effective, and efficient solutions that are critical to achieving our customers’ missions.

We are 25,500 strong; driven by mission, united by purpose, and inspired by opportunities. Headquartered in Reston, Virginia, SAIC has pro forma annual revenues of approximately $7.1 billion. For more information, visit saic.com. For ongoing news, please visit our newsroom.